As filed with the Securities and Exchange Commission on May __, 1999
                                                      Registration No. 333-76967

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                 AMENDMENT NO. 1
                                       TO
                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                              COLUMBUS ENERGY CORP.
             (Exact Name of Registrant as Specified in Its Charter)


            Colorado                                       84-0891713
 -------------------------------                       -------------------
 (State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                               1660 Lincoln Street
                                   Suite 2400
                             Denver, Colorado 80264
                                 (303) 861-5252
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                       -----------------------------------
                             Harry A. Trueblood, Jr.
                               1660 Lincoln Street
                                   Suite 2400
                             Denver, Colorado 80264
                                 (303) 861-5252
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       -----------------------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by the selling shareholders.
                       -----------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
      ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED MAY 11, 1999



                              COLUMBUS ENERGY CORP.
                                 673,583 Shares
                                  Common Stock




     This prospectus relates to 673,583 shares of common stock of Columbus Energy Corp. that may be sold from time to time by the selling shareholders named in this prospectus.

     Columbus Energy Corp. will not receive any of the proceeds from the sales by the selling shareholders.


     The common stock is traded on the American Stock Exchange under the symbol "EGY." On May __, 1999 the last reported sale price of the common stock on the American Stock Exchange was $_____ per share.

     Investing in the common stock involves risks.
     See "Risk Factors," Beginning on Page 3.




NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            -------------------------


                       PROSPECTUS DATED ____________, 1999

                               TABLE OF CONTENTS                            Page




RISK FACTORS...............................................................  2

       Our Revenues, Operating Results and Cash Flow Are Very Dependent
       upon Oil and Gas Prices and Our Ability to Market Our Oil and
       Gas Production .....................................................  3

       Our High-Risk Exploratory Program Requires Large Expenditures and
       Affects Our Ability to Find Commercially Productive Reservoirs .....  4

       We May Not Be Able to Develop Additional Reserves to Replace
       Reserves Being Produced and Failure to Do So Would Adversely
       Affect Our Liquidity and Operations ................................  4

       Operating Hazards and Uninsured Risks Cannot Be Totally Eliminated
       in the Oil and Gas Industry ........................................  4

       Competition in Our Areas of Operation Is Intense ...................  5

       Environmental and Other Governmental Regulation Could Adversely
       Affect Our Oil  and Gas Operations .................................  5

       Our Estimates of Oil and Gas Reserves and Future Net Revenues
       Are Uncertain Because Assumptions on Which They Are Based May
       Turn Out to Be Untrue ..............................................  5

       Columbus or its Business Partners May Not Be Year 2000 Compliant,
       Which Could Disrupt Our Operations .................................  6

       We Have Not Paid Dividends .........................................  7

WHERE YOU CAN FIND MORE INFORMATION .......................................  7

FORWARD-LOOKING STATEMENTS ................................................  8

COLUMBUS ENERGY ...........................................................  8

SELLING SHAREHOLDERS ......................................................  9

PLAN OF DISTRIBUTION ...................................................... 12

DESCRIPTION OF CAPITAL STOCK .............................................. 13

LEGALITY .................................................................. 14

EXPERTS ................................................................... 14

                         -------------------------------


     You should rely only on the information contained in or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                                  RISK FACTORS

     Before you buy any shares of common stock offered by this prospectus you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents that are incorporated by reference, before you decide to acquire any shares.

Our Revenues, Operating Results and Cash Flow Are Very Dependent upon Oil and Gas Prices and Our Ability to Market Our Oil and Gas Production


     Our revenues, operating results, cash flow and future rate of growth are very dependent upon prevailing prices for oil and gas. For the fiscal year ended November 30, 1998, approximately 70% of our revenue was from the sale of natural gas. Historically, oil and gas prices and markets have been volatile and not predictable, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

     - political conditions in oil producing regions, including the Middle East, can cause crude oil production to increase or decrease such as after the recent curtailment;

     - domestic and foreign supply primarily through pipelines from Canada of natural gas may vary;

     - the level of consumer demand based upon overall economic conditions or seasonal changes when demand for natural gas is generally higher in the colder winter months and in the hot summer months; and

     - the price and availability of alternative fuels, such as nuclear power or coal-fired plants.

     In addition, various factors may adversely affect our ability to market our oil and gas production, including:

     - the capacity and availability of oil and gas gathering systems and pipelines owned and operated by third parties;

     -    the  effect  of  federal  and  state   regulation  of  production  and
          transportation;

     - changes in domestic supply due to drilling by other Texas producers where most of our production is; and

     -    changes in demand and general economic conditions.

Our High-Risk Exploratory Program Requires Large Expenditures and Affects Our Ability to Find Commercially Productive Reservoirs

     Our oil and natural gas operations subject us to all of the business risks typically associated with drilling for oil and natural gas. Recently we have invested an increased portion of our capital budget in drilling exploratory wells which have higher risks than development wells. These risks often include the expenditure of large amounts of money for identification and acquisition of prospective leasehold acreage with no assurance that oil and natural gas will be found in commercial quantities when a well is drilled. Even if commercial quantities are located, we may not be able to economically develop and market the oil and gas. In several of these wells, we have retained 50% or more ownership interest and therefore are exposed to a higher risk in each well.

We May Not Be Able to Develop Additional Reserves to Replace Reserves Being Produced and Failure to Do So Would Adversely Affect Our Liquidity and Operations

     We historically have succeeded in replacing reserves that we produce through exploitation, development and exploration. We have conducted such activities on our existing oil and gas properties as well as on newly acquired properties. However, we may not be able to continue to replace reserves at acceptable costs. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flows from operations. In addition, exploitation, development and exploration involve numerous risks, including geologic uncertainties or other conditions that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves.

Operating Hazards and Uninsured Risks Cannot Be Totally Eliminated in the Oil and Gas Industry

     Our oil and gas operations involve numerous operating risks and hazards typically associated with the exploration, development and production of oil and gas. These include, among others, fire, explosion, pipe failure, casing collapse, abnormally pressured formations, environmental hazards such as oil spills, natural gas leaks, and discharges of toxic gases. Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. We and the operators of our properties maintain insurance coverage against some, but not all, potential losses. Insurance coverage is not always economically feasible and cannot always be obtained, without significant exclusions, in amounts sufficient to cover all types of operational risks. The occurrence of a significant event that is not fully insured could have a material adverse effect on our financial condition.

Competition in Our Areas of Operation Is Intense

     The oil and natural gas industry is highly competitive. We compete with others for property acquisitions and for opportunities jointly to explore or to develop and produce oil and natural gas. We also face strong competition in procuring services from a limited pool of laborers, drilling service contractors and equipment vendors. Our competitors include major companies and other independent energy concerns, including individual operators. Many of these competitors have substantially greater financial and other resources than we have and have, at times, precluded us from exploring or developing prospective areas without incurring excessive costs.

Environmental and Other Governmental Regulation Could Adversely Affect Our Oil and Gas Operations

     Our oil and natural gas operations are subject to various regulation and legislation of the federal and state governments, including environmental laws. To date, we have not had to expend significant resources in order to satisfy environmental laws and regulations presently in effect. However, compliance costs under any new laws and regulations that might be enacted could adversely affect our business and increase the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. Additional matters that are, or have been from time to time, subject to governmental regulation include land tenure, royalties, production rates, spacing, completion procedures, water injection, unitization, and the maximum price at which products could be sold.

Our Estimates of Oil and Gas Reserves and Future Net Revenues Are Uncertain Because Assumptions on Which They Are Based May Turn Out to Be Untrue

     Our annual report on Form 10-K for fiscal year 1998 contained estimates of our oil and natural gas reserves and the discounted future net revenues to be realized from those reserves, as prepared by independent petroleum engineers, for fiscal years 1998, 1997 and 1996. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves, including many factors beyond our control. These estimates utilize assumptions the SEC requires for all public companies, including us, such as using constant oil and gas prices with no escalation allowed except as specifically provided for by contract. Such estimates are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, operating expenses, development expenditures and quantities of recoverable oil and natural gas reserves could vary substantially from those estimates and assumptions. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in such estimates. In addition, our reserves might be subject to revision based upon future production results, future exploitation and development successes or failures, actual prices received and other unpredictable factors. If downward revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties and decreasing our earnings through higher expense for these items. The revisions may also be sufficient to trigger impairment losses on certain properties which would result in a further non-cash charge to earnings.

Columbus or its Business Partners May Not Be Year 2000 Compliant, Which Could Disrupt Our Operations

     The year 2000 issue is the result of computer programs being written using two digits rather than four, or other methods, to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 and could result in a system failure or miscalculations causing disruptions of operations such as a temporary inability to process transactions, transmit invoices or engage in similar normal business activities.

     We upgraded our major system computer software in 1997 to a new release of a major software vendor that is compliant with the year 2000. We have started our review of other less important systems as well as our significant suppliers, purchasers, and transporters of oil and gas to determine the extent to which we might still be vulnerable to other failures and what the impact might be on our operations.

     Our interest in wells operated by other companies is not considered to be as important but our management is attempting to determine if those companies are ready for the year 2000. We use outside services for payroll and medical benefits processing and those companies have provided updates to their software that is year 2000 compliant. We are also somewhat dependent upon personal computers as well as certain spreadsheet and word processing software programs which may not be year 2000 compliant at present. Evaluations will be made to establish which of those systems are critical and need to be remedied by September 30, 1999.

     We also rely on non-information technology systems, such as office telephones, facsimile machines, air conditioning, heating and elevators in our leased office building, which may have embedded technology such as micro controllers and are generally outside of our control to assess or remedy. These might adversely impact the our business but in our management's opinion would not create a material disruption.

     As previously disclosed, the major system computer software upgrade performed in 1997 cost $16,000. We expect that this represents the majority of the costs, including replacement of any non-compliant information technology system, required to meet our goal of being year 2000 ready for mission-critical systems. We do not believe that any loss of revenue will occur as a result of the year 2000 problem but regardless of efforts to identify and remedy such problems, there could be year 2000 related failures that cause some disruption to our operations or temporary delays in processing of certain data. We have not established a contingency plan should year 2000 failures occur and have not determined if we will in fact create a contingency plan.

We Have Not Paid Dividends

     We have not paid and do not presently plan to pay cash dividends on our common stock. We presently intend to use our available cash to expand our business.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the American Stock Exchange. These reports, proxy statements and other information can also be inspected and copied at the American Stock Exchange, 86 Trinity Place, New York, New York.

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares offered by this prospectus.

     -    Our Annual  Report on Form 10-K for the year ended  November 30, 1998;
          and

     -    Our Quarterly  Report on Form 10-Q for the quarter ended  February 28,
          1999.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Ronald H. Beck
        Columbus Energy Corp.
        1660 Lincoln Street, Suite 2400
        Denver, CO 80264
        (303) 861-5252




                           FORWARD-LOOKING STATEMENTS

      Some statements made by us in this prospectus and incorporated by reference from documents filed with the SEC are "forward-looking statements." These prospective statements include projections related to:

     -    production and cash flows;
     -    number and location of planned wells;
     -    sources  of  funds  necessary  to  conduct   operations  and  complete
          acquisitions;
     -    acquisition and development budgets;
     -    anticipated oil and gas price changes; and
     -    repurchases of our common stock.

     In determining these projections, we have made numerous assumptions, including assumptions with respect to:

     -    the quality of our properties;
     -    our potential for growth;
     -    the demand for oil and gas;
     -    sources of liquidity and bank credit availability;
     -    the impact of regulatory compliance; and
     -    the impact of changing an oil or gas purchaser.

     Risks, uncertainties and other factors may cause actual results to differ materially from anticipated results expressed or implied by these prospective statements. The most significant of these risks, uncertainties and other factors are discussed under "Risk Factors" in this prospectus and in sections of documents we incorporate by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties." You are urged to carefully consider these factors.


                                 COLUMBUS ENERGY


     We are an independent oil and gas company and engage in the production and sale of crude oil, condensate and natural gas, as well as the acquisition and development of leaseholds and other interests in oil and gas properties. We also act as manager and operator of oil and gas properties for ourselves and others. We also engage in the business of compression, transmission and marketing of natural gas through our wholly owned subsidiary, Columbus Gas Services, Inc. Our principal office is located at 1660 Lincoln Street, Suite 2400, Denver, Colorado 80264 and our telephone number is (303) 861-5252.

                              SELLING SHAREHOLDERS

     The selling shareholders, whose names appear in the following table, are all officers and directors. Each selling shareholder has held the position set forth below his or her name in the following table for at least the past three years.


     The following table identifies certain information about the selling shareholders. None of the selling shareholders has had any position, office or other material relationship within the past three years with Columbus Energy or any of its predecessors or affiliates, other than as described in this section.



                                                                                                                  Percent
                                                                                                                  of Class
                                                                                           Number of Shares        After
                                                                       Number of Shares    to be Owned Upon      Completion
                                                  Number of Shares      Offered in this      Completion of         of the
                                                 Owned, Under Option       Offering          this Offering      Offering (if
               Name and Position                                                                               more than 1%)
===============================================================================================================================
Harry  A.  Trueblood,  Jr.  -  Chairman  of the           728,637(1)           337,481(1)            391,156        10.1
Board, Executive Officer, and Director

Clarence H. Brown                                          78,254(2)            75,245(2)              3,009        nil
Executive Vice President and Director

Michael M. Logan                                           49,701(3)            46,866(3)              2,835        nil
Vice President
Corporate Development

Ronald H. Beck                                             43,623(4)            40,788(4)              2,835        nil
Vice President

Harold C. Gutjahr                                          24,405(5)            20,405(5)              4,000        nil
Corporate Secretary

James P. Garrett                                           60,013(6)            57,750(6)              2,263        nil
Treasurer

J. Samuel Butler                                           27,908(7)            19,346(7)              8,562        nil
Director

Jerol M. Sonosky                                           20,430                8,155                12,275        nil
Director

William H. Blount, Jr.                                     21,331(7)            12,769(7)              8,562        nil
Director
                                                        ----------------------------------------------------
                                                        1,054,302              618,805               435,497
                                                        ====================================================

(1) Includes 66,375 shares under stock options, of which 34,375 are exercisable at $7.0909 per share and 32,000 shares at $7.00 per share.

(2) Includes 67,245 shares under stock options, of which 26,620 are exercisable at $6.1233 per share, 20,625 at $7.0909 per share and 20,000 at $7.00 per share.

(3) Includes 43,546 shares under stock options, of which 11,000 are exercisable at $5.7727 per share, 5,796 at $5.4545 per share, 13,750 at $7.0909 per share and 13,000 exercisable at $7.00 per share.

(4) Includes 37,750 shares under stock options, of which 11,000 are exercisable at $5.7727 per share, 13,750 at $7.0909 per share, and 13,000 exercisable at $7.00 per share.

(5) Includes 16,250 shares under stock options, of which 8,250 are exercisable at $7.0909 per share and 8,000 exercisable at $7.00 per share.

(6) Includes 48,570 shares under stock options, of which 9,983 are exercisable at $6.1233 per share, 7,562 at $6.1570 per share, 9,625 at $5.7727 per share, 11,000 at $7.0909 per share and 10,400 exercisable at $7.00 per share.

(7) Includes 11,000 shares under stock options, which are exercisable at $5.3636 per share.

     In addition to the shares listed above, an additional 6,000 shares are being registered. These 6,000 shares will be offered by approximately nine officers and directors who are deemed affiliates of ours and who may acquire shares under our 1993 Employee Stock Purchase Plan. Also included are 48,778 shares underlying non-qualifying stock options held by 14 employees which are exercisable from $6.44 to $7.84 per share. Since none of the shares are presently outstanding, the names and the amounts of shares they will offer will be added by a Post-Effective Amendment to this prospectus.

                              PLAN OF DISTRIBUTION


     We are registering the shares offered under this prospectus on behalf of the selling shareholders. The term "selling shareholders" includes donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.


     Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) such as:

     -    on the American Stock Exchange,

     -    in the over-the-counter market,

     -    in negotiated transactions,

     -    through put or call options transactions relating to the shares,

     -    through short sales of shares, as permitted, or

     -    a combination of these methods of sale.

     Sales may be at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares and that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (that compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act of 1933. As a result, any commissions received by those broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.


     Because the selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Those requirements may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act of 1933. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon notification to us by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933. That supplement will disclose:


     - the name of each such selling shareholder and of the participating broker-dealer(s);
     -    the number of shares involved;
     -    the price at which the shares were sold;
     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -    other facts material to the transaction.


In addition, upon notification to us by the selling shareholders that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                          DESCRIPTION OF CAPITAL STOCK


     We are authorized to issue 20,000,000 shares of common stock $.20 par value per share, and up to 5,000,000 shares of preferred stock, no par value. The following summary of certain provisions of our Amended and Restated Articles of Incorporation and Bylaws is not complete and is subject to, and qualified in its entirety by reference to, all provisions of our Amended and Restated Articles of Incorporation and Bylaws. Copies of our Amended and Restated Articles of Incorporation and Bylaws are filed as exhibits to this registration statement.


Common Stock

     Each share of our common stock has one vote. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for dividends. Holders of common stock have no preemptive rights to purchase additional shares. If we liquidate, dissolve or wind up our business, the holders of common stock will share equally and ratably in the assets available for distribution after payment of all liabilities, subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

     Holders of common stock have no right to cumulate their votes in the election of directors. Our Amended and Restated Articles of Incorporation also divides the Board of Directors into two classes of approximately equal size, with one class to be elected for a two-year term at each annual meeting of shareholders.

Preferred Stock


     As of the date of this prospectus, there were no shares of preferred stock outstanding. Our Board of Directors may authorize the issuance of preferred stock from time to time in one or more series. The terms of any preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of any preferred stock will be determined by our Board of Directors. However, all shares of any one series of the preferred stock must be identical and all series must rank equally and be identical in all respects, except for terms that the Board is expressly authorized by our Amended and Restated Articles of Incorporation to determine. The terms of any series of preferred stock may materially limit or qualify the rights of the holders of our common stock.



                                    LEGALITY

     Sherman & Howard L.L.C., 633 17th St., Suite 3000, Denver, Colorado 80202 has issued an opinion regarding the validity of the shares offered by this prospectus.

                                     EXPERTS


     Our consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended November 30, 1998, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.

     The report by Reed W. Ferrill & Associates, Inc., independent petroleum engineers and consultants, of our reserves and a separate report on the reserves of the properties located in the Berry Cox field in Texas prepared by Huddleston & Co., Inc., another outside consulting firm, included in our Form 10-K for the fiscal year 1998 are incorporated by reference in this prospectus and have been incorporated herein in reliance upon the authority of those firms as experts in petroleum engineering.


                            -------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the issuance and distribution of the securities being registered are as follows:

     Commission Registration Fee............................     $1,123
     Legal Fees and Expenses................................      3,000
     Accounting Fees and Expenses...........................      3,000
     Transfer Agent Fees....................................        200
     Mailing and Miscellaneous..............................      1,000
                                                                 ------

     Total                                                       $8,323
                                                                 ======
Item 15. Indemnification of Directors and Officers

     Section 7-109-102 of the Colorado Business Corporation Act (the "Act") provides generally that a corporation may indemnify a person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), because the person is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director"), against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if he conducted himself in good faith and he reasonably believed, in the case of conduct in an official capacity with the corporation, his conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interest and, with respect to any criminal proceedings, he had no reasonable cause to believe that his conduct was unlawful; provided, however, a corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding. Under Section 7-109-107 of the Act, unless otherwise provided in the Articles of Incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as to a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     Section 7-108-402 of the Act provides, generally, that the Articles of Incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403, or
(iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.

     Article VI of the Company's Amended and Restated Articles of Incorporation (the "Articles"), provides as follows:

          1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-5-114 of the Colorado Corporation Code, or (iv) for any transaction from which the director derived any improper personal benefit. If the Colorado Corporation Code is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as amended.

               Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


          2. A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Colorado Corporation Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs or personal representative; provided, however, that except as provided in subparagraph B. hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph shall be a contract right.

               B. Right of Indemnitee to Bring Suit. If a claim under subparagraph A of this paragraph is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Colorado Corporation Code, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Colorado Corporation Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Colorado Corporation Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this paragraph or otherwise shall be on the Corporation.

               C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this paragraph shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors and does not restrict the Corporation's right to limit the personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, or any other acts which are consistent with the provisions of the Colorado Corporation Code as the same exists or may hereafter be amended.

     The Company has entered into indemnification agreements with each person who is a director of the Company (each director, an "indemnitee"). The indemnification agreements provide for indemnification against any and all damages, judgments, settlements and costs, costs of investigation and costs of defense of legal actions, claims, or proceedings and appeals therefrom and costs of attachment or similar bonds which indemnitee becomes legally obligated to pay because of any claim or claims made against indemnitee because of any act or omission or neglect or breach of duty, including any actual or alleged error misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director of the Company or of certain subsidiaries of the Company and solely because of his being a director; and for the advancement or reimbursement of reasonable expenses (including attorneys' fees) if the indemnitee furnishes the Company a written affirmation of his good faith belief he has met the standard of conduct permitting indemnification under applicable law, the director furnishes the Company a written undertaking to repay the advance if it is determined he did not meet such standard of conduct, and the Company determines that the facts then known to those making the determination will not preclude indemnification under Colorado law provided that the Company shall not have determined that the director would not be permitted to be so indemnified under applicable law.

     In addition, the indemnification agreement provides that if the Company determines that the director is not permitted to be indemnified, the director is not required to reimburse the Company until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed and the Company is not obligated to indemnify or advance any additional amounts to the director (unless there has been a determination by a court of competent jurisdiction that the director would be permitted to be so indemnified under applicable law). The indemnification agreements also entitle the director to be paid the expense of prosecuting a claim against a company to collect an indemnity claim or advancement of expenses from the Company. The Company is not liable to make any payment under the indemnification agreement
(i) to the extent payment is actually made to the director under an insurance policy; (ii) to the extent the director is entitled to indemnity and/or payment under an insurance policy; (iii) to the extent the director is indemnified by the Company otherwise than pursuant to the indemnification agreement; (iv) to the extent such indemnity is prohibited under Colorado law, the Amended and Restated Articles of Incorporation or other applicable law; (v) for an accounting of profits made from the purchase or sale by the director of securities of the Company within the meaning of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law; or (vi) if a court holds that such payment is prohibited by applicable law or is against public policy.

     The  Company  may  purchase  liability   insurance  policies  covering  its
directors and officers.

Item 16.  Exhibits

(a)  Exhibits: See Exhibit Index.


Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City and County of Denver, State of Colorado on the ____ day of May, 1999.


                                       COLUMBUS ENERGY CORP.


                                       By:      /s/ Harry A. Trueblood, Jr.
                                                --------------------------------
                                                Harry A. Trueblood, Jr.
                                                Chairman of the Board, President
                                                and Chief Executive Officer




ATTEST:

/s/ H. C. Gutjahr
------------------------
H. C. Gutjahr, Secretary

(SEAL)

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                                     Title                    Date
-------------------------------------                         ------------------       -------------
          Principal Executive Officer


/s/ Harry A. Trueblood, Jr.*                                  Chairman of the
Harry A. Trueblood, Jr.                                       Board                    May ____, 1999

          Principal Financial and Accounting Officer

/s/ Ronald H. Beck*                                           Vice President           May ____, 1999
Ronald H. Beck

          Majority of Board of Directors

/s/ J. S. Butler*                                             Director                 May ____, 1999

/s/ J. M. Sonosky*                                            Director                 May ____, 1999

/s/ Clarence H. Brown*                                        Director                 May ____, 1999

/s/ Harry A. Trueblood, Jr.*                                  Director                 May ____, 1999

*By /s/ H.C. Gutjahr
H.C.  Gutjahr,  as  attorney-in-fact  for each of the persons whose signature is marked with an asterisk (*)

                                INDEX TO EXHIBITS




Exhibit No.
-----------
4(a)*                      Amended  and  Restated   Articles  of   Incorporation
                           (incorporated   by   reference  to  Exhibit  3(a)  to
                           Registration  Statement No. 33-17885;  Exhibit "a" to
                           Form 10-Q dated July 13, 1990 and Exhibit  3(1)(a) to
                           Form 8-K dated May 11, 1995).
4(b)*                      Amended By-Laws (incorporated by reference to Exhibit
                           3(B) to Form 8-K dated February 20, 1998).
  5*                       Opinion of Sherman & Howard L.L.C.
 23(a)                     Consent of PricewaterhouseCoopers LLP.
 23(b)*                    Consent of Reed W. Ferrill & Associates, Inc.
 23(c)*                    Consent of Huddleston & Co., Inc.
 23(d)*                    Consent of Sherman & Howard L.L.C.
                           (included in Exhibit 5).
 24*                       Powers of Attorney (included in signature page of
                           this Registration Statement).

*previously filed